Exhibit 10.1

SCHEDULE OF BENEFITS

DANIEL C. STEVENS

April 25, 2008

The concept we have agreed to is that Bank of Hawaii will return you and Judy to your home in Kansas.  You have agreed to help us minimize the costs.  And we will pay you $500,000 as additional compensation.  The specifics include the following:

Regular pay and benefits for May 2008	$30,000
Cash payment on May 30, 2008, subject to all withholding	500,000
Employer portion of health care premiums through May 2009, unless you become insured otherwise	10,000
Reimbursement of expenses (up to the amount specified) for:
Moving household goods and up to two cars	50,000
Temporary living expenses while goods are in transit	5,000
Airline tickets to Kansas City	5,000
Job counseling	15,000

In addition, we will purchase or arrange for the purchase of your home in Hawaii at your original purchase price, plus the improvements you identified with a cost of $91,583.  We will retain from the purchase price $420,000, representing the amount we advanced you for your home in Kansas, and $1,218,750 representing the amount of your mortgage plus interest due on your mortgage to Bank of Hawaii.  The settlement date will be July 31, 2008.  We further agree to split evenly the net gain, if any, on the sale of your home at a value in excess of an agreed upon amount.

Your contact at Bank of Hawaii for administering this matter is Jean Hamakawa.

Agreed to by:	/s/ Daniel Stevens	Daniel Stevens

	/s/ Judy Stevens	Judy Stevens

	/s/ Allan R. Landon	Bank of Hawaii